			News Release
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FOR IMMEDIATE RELEASE: July 13, 2011

Capital One Reports Second Quarter 2011 Net Income of $911 million,

or $1.97 per share

•	Estimated Tier 1 Common Equity Ratio of approximately 9.2 percent at June 30, 2011, up 80 basis points from 8.4 percent at March 31, 2011

•	End of period loan balances up $4.9 billion to $129.0 billion

•	Net Interest Margin stable at 7.2 percent

•	Revenue Margin 9.2 percent, down 24 basis points compared to first quarter 2011

•	Charge-off Rate of 2.91 percent, down 75 basis points from first quarter 2011

•	Provision Expense of $343 million, down $191 million from first quarter 2011

McLean, Va. (July 13, 2011) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2011 of $911 million, or $1.97 per diluted common share, compared with net income of $1.0 billion, or $2.21 per diluted common share, for the first quarter of 2011, and net income of $608 million, or $1.33 per diluted common share, for the second quarter of 2010.

“Our second quarter performance demonstrates that Capital One remains well positioned to continue to deliver attractive and sustainable results, including loan growth, deposit growth, strong returns and robust capital generation,” said Richard D. Fairbank, Capital One’s Chairman and Chief Executive Officer. “Recently we announced our definitive agreement to acquire ING Direct. This is a game-changing transaction that generates attractive financial results immediately, as well as compelling value creation over time. ING Direct has built a very special franchise – bringing great value and exceptional service to its customers – and we’re committed to continuing that.”

Capital One Second Quarter 2011 Earnings

All comparisons in the following paragraphs are for second quarter 2011 compared to first quarter 2011.

Loan and Deposit Volumes

Period-end loan balances increased $4.9 billion, or 4 percent, driven largely by the addition of the $3.7 billion Kohl’s portfolio in the Domestic Card Segment, as well as growth in both Auto Finance and Commercial Banking.

Excluding the addition of the Kohl’s portfolio, period-end loans in the Domestic Card Segment declined modestly in the quarter, as about $200 million of growth in revolving card balances was more than offset by approximately $500 million of expected run off of the Installment Loan portfolio, which is included in the Domestic Card Segment. Purchase volume increased in the quarter to $34.3 billion, from $27.8 billion in the first quarter of 2011, owing to the addition of Kohl’s, second quarter seasonality and continued strong growth in purchase volume across the company’s Domestic Card Segment.

While average loans in the quarter grew by $2.8 billion to $127.9 billion, average earning assets grew a more modest $603 million as a result of the expected decline in cash and investments due to the acquisition of the Kohl’s portfolio.

Period-end total deposits increased $671 million to $126.1 billion, driven by growth in branch consumer deposits.

Revenues

Total revenue in the second quarter of 2011 was $4.0 billion, down $89 million, or 2 percent.

Net interest income remained stable at $3.1 billion.

Non-interest income declined $85 million in the quarter, driven by two factors. First, retrospective regulatory requirements related to payment protection insurance, or PPI, in the company’s UK business resulted in a contra-revenue of approximately $52 million as the company added to reserves in anticipation of refunds to UK customers. Second, the company made a periodic adjustment to its rewards liability. This “true up” of the rewards liability resulted in a contra-revenue of approximately $22 million in the second quarter.

Capital One Second Quarter 2011 Earnings

Margins

Net interest margin was flat in the quarter at 7.2 percent, driven by a 15 basis point decline in earning asset yields partially offset by a 13 basis point improvement in cost of funds. The decline in earning asset yields was primarily driven by the addition of the Kohl’s portfolio.

Revenue margin for the second quarter was 9.2 percent, down 24 basis points from the first quarter. The decline in revenue margin resulted largely from the same factors that drove the decline in non-interest income. Domestic Card revenue margin declined in the quarter, as expected, driven by the addition of the Kohl’s portfolio, but remains above 16 percent.

Non-Interest Expenses

Operating expense for the second quarter increased $40 million, or 2 percent, largely driven by period-specific partnership expenses, adjustments to compensation programs, and expenses to implement the retrospective regulatory changes related to PPI in the UK Card business.

Marketing expense increased $53 million in the second quarter, driven by increased opportunities in the Card businesses.

Provision Expense

Provision expense of $343 million in the second quarter decreased $191 million from the prior quarter, primarily driven by a $214 million reduction in net charge-offs. The net charge-off rate was 2.91 percent in the second quarter of 2011, as continued improvement in credit led to charge-off improvements across all business segments. Strong underlying credit improvement trends led to a $579 million release of allowance for loan losses. While the net charge-off rate was down 75 basis points from the prior quarter, the allowance coverage to loans ratio was only down 60 basis points to 3.48 percent.

Capital One Second Quarter 2011 Earnings

Rep & Warranty

The company’s reserve for representation and warranty claims was $869 million as of June 30, 2011, up from $846 million as of March 31, 2011. The company added $37 million in additional reserves and paid $14 million in claims. The company continues to believe that the upper end of the reasonably possible future losses from representation and warranty claims beyond its current accrual levels could be as high as $1.1 billion. This estimate continues to be subject to the significant uncertainty and numerous factors described in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Net Income

Net income from continuing operations before income tax increased modestly, as lower pre-provision earnings were offset by lower provision expense. The income tax provision for the second quarter increased by $96 million, which resulted in an $87 million decline in net income from continuing operations, net of tax. For the total company, net income declined $105 million from the prior quarter to $911 million.

Capital Ratios

The company’s estimated Tier 1 common equity ratio rose to approximately 9.2 percent as of June 30, 2011, up 80 basis points from March 31, 2011. The increase was driven by strong earnings, as well as a decrease in the amount of the company’s deferred tax asset disallowed in the regulatory capital calculation.

Tier 1 common equity ratio and related ratios, as used throughout this release, are non-GAAP financial measures. For additional information, see Table 8 in the Financial Supplement.

Detailed segment information will be available in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Forward-looking statements

The company cautions that its current expectations in this release dated July 13, 2011, and the company’s plans, objectives, expectations, and intentions, are forward-looking statements which speak only as of the date hereof. The company does not undertake any obligation to update or revise any of the information contained herein whether as a result of new information, future events or otherwise. Actual results could differ materially from current expectations due to a number of factors, including,

Capital One Second Quarter 2011 Earnings

but not limited to: general economic conditions in the U.S., the U.K., Canada or the company’s local markets, including conditions affecting consumer income, confidence, spending, and savings which may affect consumer bankruptcies, defaults, charge-offs, deposit activity, and interest rates; financial, legal, regulatory, tax or accounting changes or actions, including the impact of the Dodd-Frank Act and the regulations promulgated thereunder; developments, changes or actions relating to any litigation matter involving the company; increases or decreases in interest rates; the success of the company’s marketing efforts in attracting or retaining customers; changes in the credit environment; increases or decreases in the company’s aggregate loan balances or the number of customers and the growth rate and composition thereof; the level of future repurchase or indemnification requests the company may receive, the actual future performance of mortgage loans relating to such requests, the success rates of claimants against the company, any developments in litigation and the actual recoveries the company may make on any collateral relating to claims against it; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products, or financial condition; any significant disruption in the company’s operations or technology platform; the company’s ability to execute on its strategic and operational plans; changes in the labor and employment market; competition from providers of products and services that compete with the company’s businesses; the possibility that regulatory and other approvals and conditions to the ING Direct acquisition are not received or satisfied on a timely basis or at all; the possibility that modifications to the terms of the ING Direct acquisition may be required in order to obtain or satisfy such approvals or conditions; changes in the anticipated timing for closing the ING Direct acquisition; difficulties and delays in integrating the company’s and ING Direct’s businesses or fully realizing projected cost savings and other projected benefits of the ING Direct acquisition; business disruption during the pendency of or following the ING Direct acquisition; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; diversion of management time on issues related to the ING Direct acquisition; and changes in asset quality and credit risk as a result of the ING Direct acquisition. A discussion of these and other factors can be found in the company’s annual report and other reports filed with the Securities and Exchange Commission, including, but not limited to, the company’s report on Form 10-K for the fiscal year ended December 31, 2010.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A. and Capital One Bank (USA), N. A., had $126.1 billion in deposits and $199.8 billion in total assets outstanding as of June 30, 2011. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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